Exhibit 99.1

Press Release

January 18, 2008

SOURCE: MidCarolina Financial Corporation

Contacts:	Charles T. Canaday, Jr.	Chris Redcay
	President and CEO	Sr Vice President and CFO
	336-538-1600	336-538-1600

Source:	MidCarolina Financial Corporation

MidCarolina Financial Corporation Announces a 29% Increase in 2007 Net Income Available to Common Shareholders

BURLINGTON, N.C., /PRNewswire-FirstCall/ — MidCarolina Financial Corporation (OTC Bulletin Board: MCFI - News) today reported operating results for the 12 month period and the fourth quarter ended December 31, 2007. For the 12 month period ended December 31, 2007, net income available to common shareholders was $4.5 million, a 29% increase compared to net income available to common shareholders of $3.5 million reported for 2006. Diluted earnings per common share increased to $0.92 for 2007, compared to $0.73 for the 12 months ended December 31, 2006. When adjusted for an after-tax one time adjustment of $579,000 related to the reversal of accrued benefits originally designated for the benefit of a former executive officer, diluted earnings per common share for 2007 are $0.80, compared to $0.73 in 2006.

MidCarolina reported net income available to common shareholders of $1.5 million for the quarter ended December 31, 2007, an increase of 59% when compared to the $940,000 reported for the fourth quarter of 2006. Diluted earnings per common share increased to $0.31 for fourth quarter 2007, compared to $0.19 in 2006. When adjusted for the after-tax one time adjustment of $579,000 referenced above, diluted earnings per common share for the fourth quarter of 2007 are $0.19, compared to $0.19 in 2006.

MidCarolina reported total assets of $467.2 million at December 31, 2007, an increase of $46.3 million, or 11%, when compared to the $420.9 million reported at December 31, 2006. Total loans, net of mortgage loans held-for-sale, were $371.7 million at December 31, 2007, an increase of $58.1 million, or 19%, from levels a year ago. Deposit totals at the end of the year were $373.9 million, an increase of $34.6 million, or 10%, when compared to 2006 year-end balances.

Commenting on these results, Charles T. Canaday, Jr., President and CEO, said, “The Board of Directors and management are very pleased with our operating results for the 2007 year and fourth quarter. Our excellent asset quality continues to be a significant component of our on going success. We are well positioned to take advantage of new and continuing opportunities in our local markets.”

MidCarolina Bank, a wholly owned subsidiary of MidCarolina Financial Corporation, provides a complete line of banking services to individuals and businesses through its six full-service banking offices and two limited-service offices located in the cities of Burlington, Graham, Greensboro and Mebane, North Carolina. MidCarolina Bank’s Investment Services Department provides the Bank’s markets with personalized securities brokerage and investment advisory services.

MidCarolina Bank is insured by the FDIC and is an equal housing lender.

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. For further information and other factors which could affect the accuracy of forward-looking statements, please see MidCarolina’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or MidCarolina’s website (www.midcarolinabank.com). Readers are cautioned not to place undue reliance on theses forward-looking statements, which reflect management’s judgments only as of the date hereof. MidCarolina Financial Corporation undertakes no obligation to revise these statements following the date of this press release.

QUARTERLY PERFORMANCE SUMMARY

MIDCAROLINA FINANCIAL CORPORATION

(Dollars in thousands, except per share and share data)

	For the Three Months Ended		% Change
	December 31, 2007	December 31, 2006
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$8,025	$7,162	12.0%
Interest expense	4,604	3,976	15.8%
Net interest income	3,421	3,186	7.4%
Provision for loan losses	425	—
Net interest income after provision for loan losses	2,996	3,186	-6.0%
Noninterest income	1,115	613	81.9%
Noninterest expense	1,615	2,337	-30.9%
Income before income tax expense	2,496	1,462	70.7%
Provision for income taxes	898	417	115.3%

NET INCOME	1,598	1,045	52.9%
Less preferred Dividends	(104)	(105)	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,494	$940	58.9%

PER SHARE DATA
Earnings per share, basic	$0.32	$0.21	52.4%
Earnings per share, diluted	0.31	0.19	63.2%

Basic weighted average common shares outstanding	4,597,152	4,431,496
Diluted weighted average common shares outstanding	4,849,733	4,839,607

PERFORMANCE RATIOS
Return on average assets	1.36%	1.01%
Return on average common equity	18.84%	18.37%
Efficiency ratio, excluding benefit reversal	55.56%	61.52%
Average total equity to average total assets	6.75%	6.71%

ANNUAL PERFORMANCE SUMMARY
MIDCAROLINA FINANCIAL CORPORATION
(Dollars in thousands, except per share and share data)

	As of / For the Year Ended		% Change
	December 31, 2007	December 31, 2006
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$31,053	$27,061	14.8%
Interest expense	17,721	14,241	24.4%
Net interest income	13,332	12,820	4.0%
Provision for loan losses	425	394	7.9%
Net interest income after provision for loan losses	12,907	12,426	3.9%
Noninterest income	3,108	2,304	34.9%
Noninterest expense	8,786	9,077	-3.2%
Income before income tax expense	7,229	5,653	27.9%
Provision for income taxes	2,342	1,757	33.3%

NET INCOME	4,887	3,896	25.4%
Less preferred Dividends	(417)	(417)	—

NET INCOME AVAILABLE TO COMMON SHARES	$4,470	$3,479	28.5%

PER SHARE DATA
Earnings per share, basic	$0.98	$0.80	22.5%
Earnings per share, diluted	0.92	0.73	26.0%

Basic weighted average common shares outstanding	4,548,565	4,348,128
Diluted weighted average common shares outstanding	4,851,738	4,775,853

PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	1.09%	0.98%
Return on average common equity	17.82%	15.87%
Net yield on earning assets (taxable equivalent)	3.12%	3.38%
Efficiency ratio, excluding benefit reversal	58.95%	60.02%
Average equity to average assets	6.68%	6.18%
Allowance for loan losses as a % of total loans, end of year	1.20%	1.35%
Non-performing assets to total assets, end of year	0.21%	0.67%
Ratio of net charge-offs to average loans outstanding	0.05%	0.09%

ANNUAL PERFORMANCE SUMMARY
MIDCAROLINA FINANCIAL CORPORATION
(Dollars in thousands)

	As of		% Change
	December 31, 2007	December 31, 2006
SELECTED BALANCE SHEET DATA
End of year balances

Total loans	$371,715	$313,572	18.5%
Allowance for loan losses	4,462	4,222	5.7%
Loans, net of allowance for loan losses	367,253	309,350	18.7%
Securities, available for sale	70,801	73,795	-4.1%
Total Assets	467,186	420,850	11.0%

Deposits:
Noninterest-bearing deposits	30,568	34,662	-11.8%
Interest-bearing demand and savings	80,375	77,339	3.9%
CD’s and other time deposits	262,954	227,274	15.7%
Total Deposits	373,897	339,275	10.2%
Short term debt	19,000	25,000	-24.0%
Long term debt	38,764	26,764	44.8%
Total interest-bearing liabilities	401,093	356,377	12.5%
Shareholders’ Common Equity	28,331	23,440	20.9%
Shareholder Preferred Equity	4,819	4,819	—
Total Shareholders’ Equity	33,150	28,259	17.3%